Exhibit 35.3

Agency & Trust

388 Greenwich Street, 14th Floor

New York, NY 10013

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N. A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of October 1, 2011 between GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Torchlight Loan Services, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and Deutsche Bank National Trust Company, as Trustee (the “Agreement”), the following:

1. A review of the Company’s activities as Certificate Administrator for the period ending December 31, 2012 and its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, as of and for the period ending December 31, 2012, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: March 11, 2013

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director